PHANTOM SHARE ACCOUNT AGREEMENT

(Germany)

THIS AGREEMENT made in Cincinnati, Ohio this      day of February, 2005, between Milacron Inc., a Delaware corporation (hereinafter called the “Company”) and      , a regular salaried employee of the Company or one of its Subsidiaries (hereinafter called the “Employee”).

WITNESSETH:

Whereas, the Company desires to grant to the Employee phantom shares of Milacron Inc. common stock, as hereinafter provided, in acknowledgement of the Employee’s value to the Company and to further enable the Employee to participate in the long term growth and financial success of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth herein and hereinafter in the attached Exhibit “A”, the terms of which are fully incorporated herein, and for other good and valuable consideration, the Company and the Employee do hereby agree as follows:

The Company and Employee hereby agree that, as a matter of separate agreement and not in lieu of other compensation for services, the Company shall establish in Employee’s name a cash account equivalent to the fair market value of the number of shares of Company common stock stated below on the date of this Agreement, subject to the terms and conditions set forth in Exhibit A.

IN WITNESS WHEREOF, the Company has caused this Agreement to be duly executed and the Employee has hereunto set his or her hand, all as of the day and year first above written.

No of Shares:	—
MILACRON INC.

By:

EMPLOYEE ACKNOWLEDGES AND AGREES THAT THE RIGHT TO RECEIVE PAYMENTS PURSUANT TO THIS AGREEMENT IS CONDITIONED UPON THE EMPLOYEE’S FUTURE PERFORMANCE OF SERVICES AND THE OTHER TERMS AND CONDITIONS OF THIS AGREEMENT (NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED THIS AWARD). EMPLOYEE FURTHER ACKNOWLEDGES AND AGREES THAT NOTHING IN THIS AGREEMENT SHALL CONFER UPON EMPLOYEE ANY RIGHT WITH RESPECT TO CONTINUATION OF EMPLOYMENT OR OTHER ENGAGEMENT BY THE COMPANY OR ITS SUBSIDIARIES, NOR SHALL IT INTERFERE IN ANY WAY WITH HIS OR HER RIGHT OR THE COMPANY’S (OR ANY OF ITS SUBSIDIARY’S) RIGHT TO TERMINATE HIS OR HER EMPLOYMENT AT ANY TIME, WITH OR WITHOUT CAUSE.

EMPLOYEE:

EXHIBIT A
TO
PHANTOM SHARE ACCOUNT AGREEMENT
(Germany)

1.	The Company shall establish an account (the “Account”) on its books in Employee’s name in the amount of the fair market value of the number of shares stated on the Phantom Share Account Agreement (the “Agreement”). Fair market value on a given date means the average of the high and low prices of the Company’s common stock on the date on which it is to be valued hereunder, as reported for New York Stock Exchange-Composite Transactions, or if there were no sales of common stock on that day, the next preceding day on which there were sales.

2.	The value of the Account shall fluctuate with the fair market value of shares. Upon the payment of any cash dividend on the Company’s shares, an amount equal to the aggregate amount of dividends that would be paid on the shares then-credited to the Account if such shares were issued and outstanding shall be deemed to be used to purchase, on the dividend payment date, an additional number of shares (whether whole or fractional shares), which additional number of shares shall be determined by dividing the aggregate amount of such dividends by the then-fair market value of one share, and such additional number of shares (whether whole or fractional shares) shall then be credited to the Account. If, after equating the dividends to whole common shares, there is any remaining cash, such shall remain in the Account as cash only until the next dividend date to be added to new dividend related amounts then added to the Account as whole shares to the extent possible.

3.	The Account shall, subject to the terms herein, be maintained by the Company for a period of three years following the date of the Agreement (the “Restricted Period”).

4.	No actual common shares of the Company shall reside in the Account and the Employee shall not have the right to vote or to exercise any other rights, powers and privileges of a holder of common stock of the Company.

5.	If the Employee ceases to be an employee of the Company or its Subsidiaries prior to the end of the Restricted Period as a result of his or her Retirement, Disability, or any other event specified by the Committee, the the Employee shall be treated as if he or she had remained an employee of the Company and its Subsidiaries through the Restricted Period and the value of the Account that would otherwise have become nonforfeitable as of the end of the Restricted Period shall vest as of the end of the Restricted Period. For purposes of this Agreement, “Retirement” shall mean the Grantee’s termination of employment with the Company and its Subsidiaries (i) after having attained age 55 and at least five years of Credited Service (as that term is defined in the Milacron Retirement Plan); or, (ii) in accordance with a temporary early retirement program of the Company or its Subsidiaries. For purposes of this Agreement, “Disability” shall have the meaning given such term in the long-term disability plan of the Company in effect for, or applicable to, the Grantee. If the Employee dies (i) while employed by the Company or its Subsidiaries, or, (ii) while the Employee is treated as though he had remained an employee pursuant to the preceeding sentence, and, prior to the end of the Restricted Period, then the value of the Account shall immediately vest and payment shall be made to the Employee’s estate. In all other circumstances in which the Employee ceases to be an employee of the Company and its Subsidiaries during the Restricted Period, the Account shall thereupon be forfeited to the Company and the Employee shall have no right to any benefit thereunder. There shall also be no payments in lieu of the benefit of the Account in respect of any reasonable notice period at common law.

6.	If the Employee has (i) used for profit or disclosed confidential information or trade secrets of the Company to unauthorized persons, or (ii) breached any contract with or violated any legal obligation to the Company, or (iii) failed to make himself available to consult with, supply information to, or otherwise cooperate with the Company at reasonable times and upon a reasonable basis, or (iv) engaged in any other activity which would constitute grounds for his discharge for cause by the Company or a subsidiary of the Company, the Account shall be forfeited and the Employee shall have no right to any benefit thereunder. There shall also be no payments in lieu of the benefit of the Account.

7.	Subject to the terms herein, upon the third anniversary of the Agreement, the Company shall transfer the value of the Account to the Employee. The transfer shall be in the form of either cash or provided the Company has as of that date enacted such plans or mechanisms which, in the Company’s opinion, are necessary and provided all legal requirements applicable to the issuance of such shares have been complied with, shares of common stock of the Company, with the value of less than one share to be paid in cash. The issuance of shares of common stock made to the Employee hereunder may be conditioned on the Employee’s undertaking in writing to comply with such restrictions on his or her subsequent disposition of such shares as the Company deems necessary or advisable as a result of any applicable law, regulation or official interpretation thereof, and certificates representing such shares may be legended to reflect any such restrictions.

8.	The Company may at the time of disbursement of the Account withhold or deduct any taxes which the Company is required to withhold or otherwise deduct and pay with respect to such award or permit the number of shares of common stock to be distributed to be reduced by a number equal to the value of such taxes required to be withheld, deducted or paid.

9.	The Grant herein is discretionary in nature and shall not be construed as constituting an employment contract or giving the Employee any right to be retained in the employ of the Company or a subsidiary.

10.	No rights or interests of the Employee shall be assignable or transferrable by the Employee and no right or interest of the Employee in the Account shall be subject to any lien, obligation or liability of the Employee.

11.	By entering into the Agreement and accepting the Grant, the Employee acknowledges that: (a) the Grant is a voluntary one-time benefit which does not create any contractual or other right to receive future grants, or benefits in lieu of future grants, even if such has been granted repeatedly in the past; (b) all determinations with respect to any such future grants will be at the sole discretion of the Company; (c) the Employee’s participation is voluntary; (d) the value of the Grant is an extraordinary item of compensation which is outside the scope of the Employee’s employment contract, if any; (e) the Grant is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, post-contractual non-compete compensation, pension or retirement benefits or similar payments; (f) the future value of the Grant is unknown and cannot be predicted with certainty; (g) any claims resulting from the Grant shall be enforceable, if at all, vis-à-vis the Company; there shall be no additional obligations for any subsidiary employing the Employee as a result of the Grant.

12.	The validity and construction of this Agreement shall be governed by the laws of the State of Ohio.

13.	The Company may make or provide for such adjustments in the number or kind of shares credited to the Account as the Company in its sole discretion may in good faith determine to be equitably required in order to prevent dilution or enlargement of the rights of the Employee that would otherwise result from any (a) stock dividend, stock split, combination of shares, recapitalization or other change in the capital structure of the Company, (b) merger, consolidation, separation, reorganization, partial or complete liquidation, issuance of rights or warrants to purchase stock or (c) other corporate transaction or event having an effect similar to any of the foregoing. If there shall be any change in the shares through merger, consolidation, reorganization, recapitalization, stock dividend, stock split, combination or exchange of shares, or the like, the restrictions contained in this Agreement shall apply with equal force to additional and/or substitute securities, if any, credited to the Account.

14.	In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof, and the remaining provisions hereof shall continue to be valid and fully enforceable.

15.	This Agreement may be amended from time to time by a writing signed by the Company and the Employee which makes specific reference to this Agreement. The Company reserves the right to terminate the Agreement at any time by action. In the event that the Company terminates the Agreement, the Employee shall have the right to receive the amount then-credited to the Account.

16.	The Company shall be responsible for the general administration of the Agreement and for carrying out the provisions hereof. The Company shall have all such powers as may be necessary to carry out the provisions of the Agreement, including the power to (i) resolve all questions pertaining to claims for benefits and procedures for claim review, (ii) resolve all other questions arising under the Agreement, including any factual questions and questions of construction and (iii) take such further action as the Company shall deem advisable in the administration of the Agreement. The actions taken and the decisions made by the Company hereunder shall be final and binding upon all interested parties. The Company shall provide a procedure for handing claims of the Employee, which procedure shall provide adequate written notice within a reasonable period of time with respect to the denial of any such claim as well as a reasonable opportunity for a full and fair review by the Company of any such denial.

17.	Although the Company may, in its discretion, make such provision as it deems advisable for funding the payments which may become due to Employee under this Agreement, no assets of the Company shall be segregated for that purpose or held or deemed held in trust for the benefit of Employee. It is the intention of Employee and the Company that all conditioned payment obligations under this Agreement shall constitute at all times the general unsecured obligation of the Company.